[LETTERHEAD OF SCHULTE ROTH & ZABEL LLP]



                                 March 25, 1997



The CIT Group Holdings, Inc.
CIT Capital Trust I
1211 Avenue of the Americas
New York, New York  10036


Dear Sirs:

     We have acted as special United States tax counsel to The CIT Group Holdings, Inc. (the "Corporation") and CIT Capital Trust I (the "Trust") in connection with the Registration Statement on Form S-4 (as amended through the date hereof, the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), registering the 7.70% Preferred Capital Securities (the "Capital Securities"), which represent preferred undivided beneficial ownership interests in the assets of the Trust, the 7.70% Junior Subordinated Debentures due 2027 (the "Debentures"), issued by the Corporation, and the guarantee by the Corporation of the payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Capital Securities (the "Guarantee"), each described in the prospectus which forms a part of the Registration Statement (the "Prospectus").

     We hereby confirm that, although the discussion set forth in the Registration Statement under the heading "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

     This opinion is furnished to you solely for your benefit in connection with the filing of the Registration Statement and, except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any other purpose or


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The CIT Group Holdings, Inc.
CIT Capital Trust I
March 25, 1997
Page 2


relied upon by any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm appearing under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

     This  opinion is  expressed  as of the date hereof and applies  only to the
disclosure   under  the  heading  "CERTAIN  UNITED  STATES  FEDERAL  INCOME  TAX
CONSEQUENCES" set forth in the Registration Statement filed as of the date thereof. We disclaim any undertaking to advice you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.





                                                Very truly yours

                                               /s/ Schulte Roth & Zabel